Exhibit 3.9

ARTICLES OF INCORPORATION

OF

SBARRO’S OF TEXAS, INC.

I, the undersigned natural person of the age of twenty one (21) years or more, a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE ONE

The name of the corporation is SBARRO’S OF TEXAS, INC,

ARTICLE TWO

The period of duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are;

(a) Subject to the provisions of Part 4 of the Texas Miscellaneous Corporation Laws Act, to buy and otherwise acquire, own, hold, manage, and control real and personal property of every description, including leaseholds, easements, rights of way, franchises, buildings, structures, and other interests necessary to the purposes of the corporation.

(b) To erect, construct, establish, purchase, lease, and otherwise acquire, and to hold, use, equip, outfit, supply, service, maintain, operate, sell and otherwise dispose of, restaurants, inns, taverns, saloons, cocktail lounges, banquet halls, catering establishments, concessions, and other eating and drinking places and establishments of every kind and description, and checkrooms, newstands, and cigar, cigarette, and tobacco stands and stores, and generally to conduct the business of restauranteurs, caterers, innkeepers, tabacconists, bakers, butchers, cooks, concessionaires, and purveyors, suppliers, preparers, servers, and dispensers of food and drink; and to engage in all activities, to render all services, and to buy, sell, use, handle, and deal in all fixtures, machinery, aparatus, equipment, accessories, tools, materials, products, and merchandise incidental or related thereto, or of use therein.

To manufacture, produce, treat, purchase, and otherwise acquire, cook, bake, and otherwise prepare, can, bottle and otherwise package, and exchange, distribute, sell, and otherwise dispose of, handle, market, store, import, export, deal and trade in and with food and food products of every kind and description, coffee, tea, cocoa, wines, liquors, ale, beer, sodas, and other drinks and beverages of every kind and description, ice cubes, crushed and block ice, cigars, cigarettes, tobacco, and smoking supplies; and products, books, magazines, newspapers, and other publications, and all similar, kindred, and allied articles, products, and merchandise.

(c) The foregoing enumeration shall not be restrictive of any of the general purposes, objectives, or power of the corporation provided herein or as afforded by law.

(d) To transact any and all lawful business for which corporation may be incorporated under the laws of the State of Texas.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is 100,000 shares having no par value.

ARTICLE FIVE

The corporation will not commence business until it has received, for the issuance of its shares, consideration of a value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE SIX

The post office address if its initial registered office is 3702 TRAVIS STREET, HOUSTON, TEXAS, 77002, and the name of its initial registered agent at such address is W. SCOTT CARPENTER.

ARTICLE SEVEN

The number of directors constituting the initial Board of Directors is five (5), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address

Gennaro Sbarro	#1 Huntington Quadrangle Melville, New York 11747

Mario Sbarro	#1 Huntington Quadrangle Melville, New York 11747

Anthony Sbarro	#1 Huntington Quadrangle Melville, New York 11747

Joe Sbarro	#1 Huntington Quadrangle Melville, New York 11747

W. Scott Carpenter	3702 Travis Houston, Texas 77002

ARTICLE EIGHT

The name and address of the incorporator is:

Name	Address

W. Scott Carpenter	3702 Travis
Houston, Texas 77002

ARTICLE NINE

No shareholder shall have the right to accumulate his votes in any election for directors.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of April, A.D., 1982.

/s/ W. Scott Carpenter